Exhibit 99.1

St. Jude Medical Announces Agreement to Acquire Velocimed

Velocimed products expand St. Jude Medical’s cardiology business

ST. PAUL, MN, February 15, 2005 — St. Jude Medical, Inc. (NYSE: STJ) announced today it has signed a definitive agreement to acquire the business of Velocimed, LLC (“Velocimed”), a privately-owned company located in Maple Grove, Minnesota. Velocimed develops and manufactures specialty interventional cardiology devices. Under the terms of the agreement, St. Jude will acquire Velocimed’s business for a cash purchase price of $82.5 million, less an estimated $8.5 million of cash at Velocimed upon closing, plus additional contingent payments tied to revenues in excess of minimum future targets, and a milestone payment upon U.S. Food and Drug Administration (FDA) approval of the Premere™ patent foramen ovale (PFO) closure system. The first additional contingent payment contemplated under the agreement would be paid in March 2007.

St. Jude Medical anticipates this acquisition will close in the second quarter of 2005. In connection with this transaction, the Company will record a special charge for in-process R&D. This acquisition does not change St. Jude Medical’s existing guidance for 2005 earnings per share, exclusive of special charges.

Velocimed was founded in 2001 to develop, manufacture and market specialty interventional cardiology devices. Velocimed has developed three product platforms: the Premere ™ patent foramen ovale (PFO) closure system; the Proxis™ proximal embolic protection device; and the Venture™ guidewire control catheter for accessing difficult anatomy and crossing chronic total occlusions in interventional catheterization procedures. Velocimed’s shareholders include Warburg Pincus and the Vertical Group.

Commenting on the agreement to acquire Velocimed, St. Jude Medical, Inc. Chairman, President and Chief Executive Officer Daniel J. Starks said, “The acquisition of Velocimed supports our objective of building on the market leadership of our Angio-Seal™ vascular closure product line through selective investments in emerging therapies that represent significant new growth opportunities for interventional catheterization procedures. We look forward to completing this transaction and welcoming the employees of Velocimed to St. Jude Medical.”

Added Paul R. Buckman, president of the Company’s Cardiology Division, “In July 2004, St. Jude Medical announced the formation of the Cardiology Division. With this transaction, St. Jude Medical gains immediate access to three product platforms that serve growing segments of the interventional cardiology market and that we are particularly interested in bringing to our customers.”

On behalf of Velocimed, Dr. Dennis Wahr, a founder, director and CEO, said, “The Velocimed team is delighted to join forces with St. Jude Medical. We think the combination of our technology and St. Jude’s experience and resources will allow these interventional cardiology products to achieve their full potential.”

About Velocimed’s Products: A patent foramen ovale (PFO) is a structural defect of the heart where a small hole at birth between the right and left atria (upper chambers of the heart) fails to close in infancy. An estimated 25% of the adult population has a PFO. Though usually considered benign, this condition has been associated with an elevated risk of a stroke. Over 200,000 patients worldwide who survive a stroke each year have a PFO and are potential candidates for PFO therapy. The Premere™ PFO closure system already is approved in Europe. Efforts to initiate a U.S. clinical study of the Premere™ system under an investigational device exemption (IDE) are underway.

Embolic protection devices are used to help minimize the risk of heart attack or stroke if plaque or other debris are dislodged into the blood stream during interventional cardiology procedures. Interest in the embolic protection market has increased based on recent studies involving saphenous vein grafts (SVG) where a reduction of major adverse coronary events (MACE) occurred when other embolic protection devices were deployed. The Proxis™ device has CE Mark approval for SVG use in Europe and is currently being evaluated in the United States in a clinical study under an approved IDE granted by the FDA.

A chronic total occlusion (CTO) refers to the complete obstruction of a blood vessel that can prevent an interventional cardiologist from delivering catheter based therapy to a location past the obstruction. The Venture™ wire placement catheter is designed to assist clinicians in these situations by providing precise steering control and other unique features to help advance a guidewire past a CTO to the desired location in the body. The catheter has CE Mark approval in Europe and is ready for market release in the U.S.

Any statements made regarding St. Jude Medical’s anticipated future product launches, regulatory approvals, revenues, earnings, market shares, and potential clinical success are forward-looking statements which are subject to risks and uncertainties, such as those described in the Financial Section of the Company’s Annual Report to Shareholders for the fiscal year ended December 31, 2003 (see pages 11-16). Actual results may differ materially from anticipated results.

St. Jude Medical, Inc. (www.sjm.com) is dedicated to the design, manufacture and distribution of innovative medical devices of the highest quality, offering physicians, patients and payers unmatched clinical performance and demonstrated economic value.